Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into by and between Penn Virginia Corporation (the “Company”) and John A. Brooks (the “Executive”) effective, except as provided in Section 3.3 below, as of the 17th day of August 2020 (the “Effective Date”).

WHEREAS, the Executive has served as President and Chief Executive Officer of the Company since August 2017 and has served as an employee of the Company since February 2002;

WHEREAS, the Executive previously received grants of (i) 41,255 time-vested restricted stock units, of which 16,502 restricted stock units remain outstanding and eligible to vest in equal installments on January 26 of 2021 and 2022 (the “Time-Based RSUs”), and (ii) 41,255 performance-based restricted stock units of which 31,949 restricted stock units remain outstanding and eligible to vest in equal installments based upon Company performance through December 31 of 2020 and 2021 (the “Performance-Based RSUs” and together with the Time-Based RSUs, the “Equity Awards”) under the Penn Virginia Corporation 2016 Management Incentive Plan (as the same may be amended, the “Equity Plan”);

WHEREAS, the Executive will step down from his positions as (i) an officer of the Company, effective as of the Transition Date (as defined below) and (ii) as an employee of the Company, effective as of the Separation Date (as defined below); and

WHEREAS, the Executive and the Company wish to resolve all matters related to the Executive’s employment with the Company and the termination thereof, on the terms and conditions expressed in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Termination of Employment. The Executive and the Company agree that the Executive’s employment with and position as President and Chief Executive Officer of the Company, and all other positions that the Executive may hold as an officer or director of the Company or any of its subsidiaries or affiliates, shall cease effective as of 11:59 p.m. Central Time on August 17, 2020 (the “Transition Date”). The Executive and the Company agree that from and after the Transition Date the Executive shall remain and continue to be a full-time employee of the Company (without interruption and with no change to his compensation and benefits immediately prior to the Transition Date) and assist in the transition of his role to his successor until 11:59 p.m. Central Time on August 31, 2020 (the “Separation Date”) at which time the Executive’s employment with the Company would cease.

2. Accrued Rights; Separation Pay; Legal Fees; Other Benefits.

2.1 Accrued Rights. The Executive shall be entitled to payment of his regular base salary earned through the Separation Date and all expense reimbursements properly accrued and submitted on or before the Separation Date, which amounts shall be payable in a lump sum within fifteen (15) days following the Separation Date. In addition, the Executive shall be entitled to any payments due to him under the Company’s benefit plans, programs or arrangements, with such amounts payable in accordance with the terms of such plans, programs or arrangements.

2.2 Separation Pay; 2020 Bonus; Equity Awards. Conditioned upon the Executive’s timely execution, delivery, and non-revocation of this Agreement (including the releases of claims described in Sections 3.1 and 3.3 below that form a material part of this Agreement), and this Agreement becoming effective and irrevocable in accordance with its terms, the Company will provide the Executive with the following benefits:

(a) A lump sum cash severance payment in the amount of $690,000, less applicable withholding taxes, payable within thirty (30) days following the Separation Date;

(b) A lump sum cash payment, equal to the annual bonus the Executive would have earned for 2020 based on the Company’s actual performance for the year as applied to other officers of the Company (before adjustments for individual performance), prorated based upon the number of days the Executive was employed by the Company in 2020, less applicable withholding taxes, payable in 2021 at the same time bonuses are paid to executives of the Company generally;

(c) If the Executive timely elects continuation coverage through COBRA (in accordance with the terms of the Company’s health plan), continued receipt of the applicable subsidy towards the cost of such continuation coverage equivalent to that provided to active employees of the Company for a up to eighteen (18) months following the Separation Date (or, if shorter, until such time as the Executive becomes eligible for coverage under a subsequent employer’s health plan);

(d) Treatment of the Equity Awards upon the Executive’s termination of employment as if such employment had been terminated by the Company without Cause on the Separation Date in accordance with the existing terms of the Equity Plan and the Equity Awards. For the avoidance of doubt, the Executive shall be entitled, in accordance with the terms of the Equity Plan and the Equity Awards, to vesting of (i) 8,251 of the Time-Based RSUs (vesting upon termination of employment), and (ii) 25,997 of the Performance-Based RSUs (vesting upon termination of employment); and

(e) Reimbursement for outplacement services through an agency selected by the Executive, provided that the cost of such reimbursement shall not exceed $10,000.

2.3 Legal Fees. The Company shall pay the Executive’s attorney fees actually incurred in negotiating and finalizing this Agreement, up to a maximum of $10,000. Such payment shall be made by the Company upon or as soon as practicable following receipt of reasonable documentation, as determined by the Company (but in no event later than March 15, 2021).

2.4 No Other Benefits. Except as provided in this Agreement, the Executive shall not be entitled to receive any other payment, benefit or other form of compensation as a result of his employment through the Separation Date or the termination thereof.

3. Releases of Claims.

3.1 Executive’s Release. Except for those obligations of the Company under this Agreement and the Equity Awards, and in consideration for the promises described herein, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors (collectively, the “Releasors”), hereby releases and discharges and covenants not to sue, to the maximum extent permitted by law, the Company and its predecessors, successors, subsidiaries, parents, branches, divisions, and other affiliates, and each of their current and former directors, officers, employees, shareholders, members, representatives, attorneys, successors and assignees, past and present, and each of them (individually and collectively, the “Releasees”) from and with respect to any and all claims, wages, agreements, obligations, demands, causes of action, rights, liabilities, costs or expenses, known or unknown, suspected or unsuspected, concealed or hidden (collectively, “Claims”), of any kind whatsoever, related to any fact, circumstance or event occurring or existing at any time before the Executive’s execution of this Agreement, arising out of or in any way connected with the Executive’s engagement by, employment relationship with or separation from the Company, including by way of example only, any Claims for severance pay, bonus or similar benefit, sick leave, pension, retirement, vacation pay, life insurance, health or medical insurance or any other fringe benefit, any benefits arising from any ERISA benefit plan, workers’ compensation or disability, Claims of breach of contract, tort Claims, any Claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance, including Claims for attorneys’ fees. The Executive, on behalf of the Releasors, expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims. Nothing in this Agreement, however, shall be construed as prohibiting the Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a “Government Agency”). The Executive further understands that this Agreement does not limit the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, the Executive agrees that if such a charge or complaint is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit the Executive’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. This Release will not operate to extinguish any rights of the Executive to indemnification or advancement of expenses as provided in Section 6.5 of this Agreement in respect of claims that relate to the performance of duties for the Company during his period of employment prior to the Separation Date or benefits under the Company’s employee benefits plans that are due and payable in accordance with the terms and conditions of such plans.

3.2 ADEA Waiver. In consideration for the payments and other promises described in Section 2.2 above, the Executive, on behalf of himself and his dependents, successors, heirs, assigns, agents, and executors, forever gives up, waives, discharges and releases the Releasees from any and all claims pursuant to the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and the rules and regulations promulgated thereunder (the “ADEA”). In connection with this specific waiver of claims set forth in this Section 3.2, the Executive agrees and acknowledges that he has at least twenty-one (21) days to consider this Section 3.2 and if the Executive signs this Agreement earlier, he does so voluntarily, freely and without reservation. The Executive further agrees and acknowledges that he has seven (7) days after he signs this Agreement to revoke his release of claims under this Section 3.2. In order to revoke his release of claims under this Section 3.2, the Executive must do so in writing delivered to the Company on or before 5:00 p.m. of the seventh (7th) day after the execution of this

Agreement. If the release of claims under this Section 3.2 is not properly revoked within the seven (7)-day period, it shall become fully enforceable on the eighth (8th) day after the Executive signs this Agreement, without any affirmative act by either party. This ADEA waiver does not waive rights or claims that may arise after the date this Agreement is executed.

4. Advice of Counsel. THE EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND ACKNOWLEDGES THAT HE HAS BEEN AFFORDED AN OPPORTUNITY FOR COUNSEL OF HIS CHOOSING TO READ AND REVIEW IT AND THAT HE IS SIGNING THIS AGREEMENT FREELY, VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS TERMS AND CONSEQUENCES.

5. Non-Disparagement; Press Release. The Executive agrees that he shall not disparage the Company (or any officer, director or affiliate thereof) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the officer, director or affiliate with the public generally, or with any of the Company’s customers, vendors or employees. The Company shall not, and shall use commercially reasonable efforts to cause its directors and officers not to, disparage the Executive in any way that materially and adversely affects him or his reputation or business relationships. The parties shall mutually cooperate in the preparation of agreed language in the Company’s press release announcing the Executive’s departure.

6. Continuing Obligations.

6.1 Confidentiality. During the course of the Executive’s employment with the Company, the Executive has been and will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Executive covenants and agrees that at all times during the Executive’s employment with the Company and thereafter the Executive will not, directly or indirectly, disclose any Confidential Information. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is or was conceived or developed by the Executive, applicable to or in any way related to: (i) the past, present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any customer, client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know-how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, product roadmaps, financial statements, profit margins and all information concerning existing or potential customers, clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any employee, officer, director or consultant of the Company by third parties during the course of Executive’s employment with the Company that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry information or information that is publicly available or readily discernable from publicly available products or literature; information that the Executive lawfully acquired from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee’s own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates, or the predecessors of any such entities. For the avoidance of doubt, nothing in this Agreement prohibits the Executive from voluntarily communicating, without notice to or approval by the Company, with any federal government agency about a potential violation of a federal law or regulation. In addition, in accordance with the Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.2 Return of Property. The Executive represents and warrants that following the Separation Date, except as provided below, he will not retain, or deliver to any person or entity (including the Executive by means of a Company or personal or other non-Company e-mail account owned or used by the Executive), any Company property, including the original and any copies of any documents, records, notebooks, computer files, flash drives, images, emails, pdf files, zip files, computer programs or disks or any other similar repositories containing Confidential Information within his possession, custody, or control. The Executive further agrees not to keep any Company documents in the Executive’s possession or under the Executive’s control, re-create any Company documents, or deliver any Company documents to any third party. The foregoing notwithstanding, the parties agree that the Executive shall retain the personal laptop computer, Microsoft surface and Apple Iphone issued to him by the Company following removal of all of the Company’s property thereon (and such retained property shall not be subject to this Section 6.2).

6.3 Agreement not to Compete. The Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Executive further acknowledges that the Confidential Information is of significant competitive value to the Company in the industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect the Confidential Information against inappropriate use or disclosure, and in consideration for the promises herein and benefits provided hereunder, including, without limitation, the payments and benefits described in Section 2.2, the Executive agrees that during the period commencing on the Separation Date and ending on the date that is twelve (12) months after the Separation Date (the “Restricted Period”), without the prior written consent of the Company (which consent shall be exercised in the Company’s sole and absolute discretion), the Executive will not directly or indirectly (including, without limitation, as an employee, agent, officer, director, owner, holder of beneficial interest, creditor, consultant, manager, or independent contractor) engage in or be employed by or otherwise provide services to any entity that competes with the business of the Company or its affiliates, including any entity engaged in the onshore exploration, development and production of crude oil, NGLs and natural gas, within 15 miles of properties currently under lease by the Company or its affiliates as of the Separation Date in Gonzales, Lavaca, Fayette and DeWitt Counties in South Texas.

6.4 No Solicitation. The Executive further agrees that during the Restricted Period, the Executive will not directly or indirectly through another entity induce or attempt to induce any employee of the Company or any of its parents, subsidiaries or affiliates, to leave the employment of the Company, it parents, subsidiaries or such affiliate, or in any way interfere with the relationship between the Company or any such parent, subsidiary or affiliate and any employee thereof. The foregoing shall not prohibit a general solicitation to the public of general advertising not specifically directed at Company employees.

6.5 Indemnification. The Executive shall retain all rights to (i) coverage, if any, provided under directors’ and officers’ fiduciary errors and omissions and other liability insurance policies of the Company that by their terms would apply to the Executive’s acts and omissions while serving as a director, officer, employee, or consultant of the Company or its subsidiaries and affiliates prior to the Separation Date, subject to any exclusions, limitations and other terms and provisions set forth in such policies, and (ii) indemnification and advancement of expenses under the Company’s Second Amended and Restated Articles of Incorporation, Article VII, and the Company’s Bylaws that apply to the Executive’s service as a director, officer or employee of the Company, its subsidiaries and affiliates prior to the Separation Date.

7. Further Assurances; Cooperation. Each party shall cooperate with the other party as reasonably requested by the other party in connection with the performance of their respective obligations under this Agreement. During the Restricted Period, the Executive agrees to make himself available as reasonably practical with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive’s employment with or engagement by the Company (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate thereof, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall promptly reimburse the Executive for reasonable documented expenses incurred by the Executive in complying with this Section 7 provided that Executive shall be required to obtain prior consent for any expenses that could exceed $5,000.

8. Entire Agreement; Assignment. This Agreement and the Equity Award agreements constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to such matters. This Agreement may be modified or amended only with the written consent of both parties. The Company may assign its rights and obligations hereunder to any person without the prior written consent of the Executive. This Agreement is for the Executive’s personal services and he may not assign, transfer, or delegate any duty or obligation to perform such services. Any such attempted assignment shall be null and void.

9. No Admission of Liability. It is understood and agreed that this is a settlement of any potential claims, and that the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose. It is further agreed and understood that this Agreement is being entered into solely for the purpose of avoiding any expense and inconvenience from defending against any and all claims, rights, demands, actions, obligations, liabilities, and causes of action referred to herein. Liability for any and all claims or potential claims is expressly denied by the Executive and the Company.

10. Waiver. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof.

11. Notice. All notices required by this Agreement must be in writing and must be delivered or mailed to the addresses given below or such other addresses as the parties may designate in writing.

If to the Company:

Penn Virginia Corporation

16285 Park Ten Place, Suite 500

Houston, Texas 77084

Attention: General Counsel

If to the Executive:

to the last residential address known by the Company.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument. This Agreement may be executed and delivered by exchange of facsimile or electronically mailed copies showing the signatures of the parties, and those signatures need not be affixed to the same copy.

13. Governing Law; Jurisdiction; Venue. The laws of the State of Texas, applicable to contracts made or to be wholly performed there (without giving effect to choice of law or conflict of law principles) shall govern the validity, construction, performance, and effect of this Agreement. The Company and the Executive hereby irrevocably and unconditionally (a) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the courts of the State of Texas (the “Texas Courts”), and not in any other state or federal court in the United States of America or any court in any other country, (b) consent to submit to the exclusive jurisdiction of the Texas Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (c) waive any objection to the laying of venue of any such action or proceeding in the Texas Courts, and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Texas Courts has been brought in an improper or inconvenient forum.

14. Compliance with Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein either shall be exempt from the requirements of Code Section 409A, or shall comply with the requirements of Code Section 409A, and, accordingly, to the maximum extent permitted, this

Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. To the extent that the Company determines that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Code Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Code Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company without violating the provisions of Code Section 409A. Notwithstanding any of the foregoing to the contrary, none of the Company or its subsidiaries or affiliates or any of their officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

COMPANY	EXECUTIVE
Penn Virginia Corporation

/s/ Katherine Ryan	/s/ John A. Brooks
Name: Katherine Ryan	John A. Brooks
Title: VP, CLO	Date: August 17, 2020
Date: August 17, 2020

[Signature Page to Separation Agreement]